Exhibit 99.1

PROS Holdings, Inc. Announces Preliminary Fourth Quarter and Full Year 2015 Results

HOUSTON, January 14, 2016 - PROS Holdings, Inc. (NYSE: PRO), a revenue and profit realization company, today announced preliminary financial results for the fourth quarter and full year ended December 31, 2015.

Based on preliminary financial information, PROS currently expects:

•
Total non-GAAP revenue in the range of $42.0 million to $42.5 million compared to guidance of $40.7 million to $42.7 million for the fourth quarter of 2015, and total non-GAAP revenue in the range of $171.3 million to $171.8 million compared to guidance of $170 million to $172 million for the full year 2015.

•
Non-GAAP subscription revenue in the range of $7.7 million to $7.9 million compared to guidance of $7.5 million to $7.9 million for the fourth quarter of 2015, and in the range of $28.9 million to $29.1 million compared to guidance of $28.7 million to $29.1 million for the full year 2015.

•	Annual Recurring Revenue ("ARR") of approximately $98 million, below guidance of $99 million to $101 million for the year ended December 31, 2015.

•
Annual Contract Value ("ACV") bookings of approximately $6.3 million, below guidance of at least $10 million for the fourth quarter of 2015, and approximately $21.4 million for the full year 2015 compared to guidance of at least $25 million.

•	Key profitability and cash flow metrics of adjusted EBITDA, earnings per share and free cash flow to exceed the previously announced guidance ranges.

CEO Andres Reiner stated, “We continue to execute on our cloud-first strategy to align with the market and position PROS for long-term success. We believe the demand environment remains strong, and we are committed to transitioning to the cloud as quickly and effectively as we can. However, our aggressive approach impacted bookings in the fourth quarter. We believe the changes we are making will help improve sales execution over the coming quarters.”

These preliminary, unaudited estimates are based on management’s initial review of operations for the quarter and full year ended December 31, 2015, and remain subject to change based on management’s ongoing review of the fourth quarter results and the completion of financial closing procedures. Therefore, actual results may differ materially from these estimates. In addition, the above estimates do not present all information necessary for an understanding of PROS financial condition as of December 31, 2015.

Preliminary Fourth Quarter and Full Year 2015 Conference Call Information

PROS Holdings, Inc. (the "Company") will host a conference call on Thursday, January 14, 2016, at 5:00 p.m. ET to discuss the Company’s preliminary financial results. To access this call, dial 888-430-8691 (toll-free) or 719-457-1035, and enter pass code 3542821. The live webcast of the conference call can be accessed under the “Investor Relations” section of the Company’s website at www.pros.com. Following the call, an archived webcast will be available in the “Investor Relations” section of the Company’s website at www.pros.com. A telephone replay will be available until January 21, 2016, at 877-870-5176 (toll-free) or 858-384-5517 using the pass code 3542821.

PROS will report final results for the fourth quarter and full year ended December 31, 2015 on Tuesday, February 9, 2016. Details will follow in a separate announcement.

About PROS
PROS Holdings, Inc. (NYSE: PRO) is a revenue and profit realization company that helps B2B and B2C customers realize their potential through the blend of simplicity and data science. PROS offers solutions to help accelerate sales, formulate winning pricing strategies and align product, demand and availability. PROS revenue and profit realization solutions are designed to allow customers to experience meaningful revenue growth, sustained profitability and modernized business processes. To learn more, visit www.PROS.com.

Forward-looking Statements

This press release contains forward-looking statements, including statements about PROS’ momentum and financial performance; management's confidence and optimism; demand for pricing and sales effectiveness solutions; ARR; bookings; free cash flow; and effective tax rate. The forward-looking statements contained in this press release are based upon PROS’ historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include risks related to: (a) the risk that PROS will face increased competition as part of entering new markets, (b) the risk that the market for PROS’ software does not grow as anticipated, (c) the challenges associated with selling, installing, and delivering PROS' products and services, (d) risks related to our cloud-first strategy, (e) the impact that a slowdown in the world or any particular economy has on PROS’ business sales cycles, prospects’ and customers’ spending decisions and timing of implementation decisions, (f) the difficulties and risks associated with developing and selling complex new products and enhancements with the technical specifications and functionality desired by customers, (g) the risk that PROS will be unable to integrate our acquisitions effectively and on the timeline we anticipate, (h) the difficulties of making accurate estimates necessary to complete a project and recognize revenue and risk that PROS’ revenue model will not continue to provide predictability of the PROS business, (i) the risk that PROS will not be able to maintain historical maintenance renewal rates, (j) personnel and other risks associated with growing a business generally, (k) the risk that modification or negotiation of contractual arrangements will be necessary during PROS’ implementations of its solutions, (l) the impact of currency fluctuations on PROS’ results of operations, (m) civil and political unrest in regions in which PROS operates, (n) the risk that reseller and other relationships do not increase sales of PROS’ solutions and (o) the risk that fluctuations in PROS' earnings by jurisdiction could require changes in our valuation allowance against our deferred tax assets resulting in non-cash charges in future periods to our income tax provision and related effective tax rate. Additional information relating to the uncertainty affecting the PROS business is contained in PROS’ filings with the Securities and Exchange Commission. These forward-looking statements represent PROS’ expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

PROS has provided in this release certain financial information that has not been prepared in accordance with GAAP. This information includes ARR, ACV bookings, TCV bookings, and adjusted EBITDA. PROS uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating PROS’ ongoing operational performance and cloud-first transition.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. PROS' use of non-GAAP financial measures may not be consistent with the presentations by similar companies in PROS' industry. PROS has also provided in this release certain forward-looking non-GAAP financial measures, including non-GAAP revenue, ARR, TCV bookings, and ACV bookings (collectively the "non-GAAP financial measures") as follows:

Non-GAAP revenue: Business combination accounting principles under GAAP require us to recognize the fair value of software subscription, maintenance and professional services contracts assumed in our acquisitions of SignalDemand, Inc. and PROS France SAS (formerly Cameleon Software SA). A portion of these software subscription and professional services are deferred and typically recognized over the term of the software subscription contract, so our GAAP revenues during the term of the contract after the acquisition do not reflect the full amount of revenues that would have been reported if the acquired deferred software subscription and professional services revenues were not written down to fair value. The revenue for maintenance is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition do not reflect the full amount of revenues that would have been reported if the acquired deferred maintenance revenue was not written down to fair value. The non-GAAP revenue adjustments eliminate the effect of the deferred revenue write-down and include the costs associated with the revenue adjustment. We believe these adjustments to the revenue from these contracts and to the associated costs are useful to investors as an additional means to reflect revenue trends of our business.

Annual Recurring Revenue: Annual Recurring Revenue ("ARR") is used to assess the trajectory of our cloud business. ARR means, as of a specified date, the contracted recurring revenue which includes both subscription and maintenance contracts, and excluding perpetual license, term license and service agreements, that are current and contracted with a future start date. ARR should be viewed independently of revenue and any other GAAP measure.
Total Contract Value Bookings: Total Contract Value ("TCV") bookings are comprised of the total value of new customer contracts closed during a specified period, excluding maintenance in excess of one year, and including license, maintenance, services, term license and subscription renewals, that we believe to be firm commitments to provide our software solutions and related services. Bookings by their nature are significantly based on estimates and judgments that we make regarding total contract values, and our bookings growth projections are not meant as a substitute measure for revenue in accordance with GAAP. We believe our annual bookings growth projection is useful to investors as an additional means to reflect our annual business performance.
Annual Contract Value Bookings: Annual Contract Value ("ACV") bookings are comprised of the estimated annual value of our TCV bookings. ACV bookings are comprised of annual maintenance and subscriptions, one seventh of the license TCV, and excludes services and subscription renewals. ACV should be viewed independently of revenue and any other GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as GAAP net loss (income) before interest expense, provision for income taxes, depreciation and amortization, as adjusted to eliminate the effect of the deferred revenue write-down from our acquisitions of SignalDemand, Inc. and Cameleon Software SA, the impact of non-recurring acquisition-related expenses, tax consequences associated with the stock-based compensation costs arising from our acquisitions, amortization of acquisition-related intangibles, depreciation and amortization, impairment of internal-use software and capitalized internal-use software development costs. Adjusted EBITDA should not be considered as an alternative to net income (loss) as an indicator of our operating performance.
Free Cash Flow: Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, less additions to property, plant and equipment and capitalized internal-use software development costs.
These non-GAAP estimates are not measurements of financial performance prepared in accordance with GAAP, and we are unable to reconcile these forward-looking non-GAAP financial measures to their directly comparable GAAP financial measures because the information described above which is needed to complete a reconciliation is unavailable at this time without unreasonable effort.

Investor Contact:
PROS Investor Relations
Tim Girgenti
713-335-5879
ir@pros.com

Media Contact:
PROS Public Relations
Yvonne Donaldson
713-335-5310
ydonaldson@pros.com